Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-57263, 333-104114, 333-152368 and 333-168840) of EMC Corporation of our report dated June 23, 2011 relating to the financial statements of the EMC Corporation 401(k) Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 23, 2011